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                                                                   EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


                                          Jurisdiction             Year
               Name                      of Incorporation        Organized
-------------------------------------   ------------------   -----------------

Altera GmbH                             Germany                    1989

Altera Foreign Sales Corporation        Barbados                   1989

Nihon Altera KK                         Japan                      1990

Altera France SARL                      France                     1990

Altera Italia SARL                      Italy                      1991

Altera (UK) Limited                     United Kingdom             1992

Altera Corporation (m) Sdn. Bhd.        Malaysia                   1995